Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 and S-1 (File No. 333-261018 and 333-163855) of the Lincoln National Corporation of our report dated June 29, 2023,  with respect to the financial statements and supplemental schedule as of and for the year ended December 31, 2022 of the LNL Agents’ 401(k) Savings Plan, appearing in this Annual Report on Form 11-K.

/s/ Citrin Cooperman & Company, LLP

Philadelphia, Pennsylvania

June 29, 2023